EXECUTION VERSION

EMPLOYMENT AGREEMENT
This AGREEMENT (the “Agreement”) is entered into as of August 21, 2013, by and between Peabody Energy Corporation, a Delaware corporation (the “Company”), and Glenn L. Kellow (“Executive”).
RECITALS
WHEREAS, in order to induce Executive to accept employment with the Company and to serve as its President and Chief Operating Officer, the Company desires to provide Executive with compensation and other benefits on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, Executive is willing to accept such employment and perform services for the Company, on the terms and subject to the conditions hereinafter set forth;
WHEREAS, simultaneously with the execution of this Agreement, the Company and Executive are entering into the Restrictive Covenant Agreement which is attached hereto as Annex A and incorporated by reference herein (the “Restrictive Covenant Agreement”);
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt of which is hereby acknowledged, it is agreed by and between the parties as follows:
1.Employment.

1.1.Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Term of Employment (as defined below) as its President and Chief Operating Officer or in such other capacity of commensurate or higher authority as may be designated by the Board of Directors of the Company (the “Board”). In such capacity, Executive shall report to the Chairman, the Chief Executive Officer, the Chairman and Chief Executive Officer or the Board (any of the above, the “Designated Person”), and shall have the customary powers, responsibilities and authority of executives holding such positions in corporations of the size, type and nature of the Company, as it exists from time to time, and as are assigned by the Designated Person.

1.2.Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as the Company's President and Chief Operating Officer commencing as of September 16, 2013 (the “Commencement Date”) and agrees, subject to any period of vacation or other approved leave, to devote his full business time and efforts to the performance of services, duties and responsibilities in connection therewith, subject at all times to review and control of the Designated Person.

1.3.Subject to Executive's compliance with all of the provisions of this Agreement, the Restrictive Covenant Agreement, the Company's Code of Business Conduct and Ethics and other policies, nothing in this Agreement shall preclude Executive from engaging in charitable work and community affairs, from delivering lectures, fulfilling speaking engagements or teaching at educational institutions, or from managing any investment made by him or his immediate family with respect to which Executive is not substantially involved with the management or operation of the entity in which the investment is made; provided that no such investment in the equity securities of an entity with publicly traded equity securities may exceed one percent (1%) of the equity of such entity, and no such investment in any other entity may exceed five percent (5%) of the equity of such entity, without the prior written approval of the Board; and provided, further, that no such activities are permitted to the extent that they

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interfere with the performance of Executive's duties hereunder. Executive shall not serve as a member of the board of directors or as a trustee of any other corporation, association or entity without the prior approval of the Board; provided, however, that Executive may serve as a member of the board of directors or as a trustee of a charitable organization, subject to the prior approval of the Designated Person.

2.Term of Employment. Executive's term of employment under this Agreement shall commence on the Commencement Date and continue for three (3) years from the Commencement Date, subject to earlier termination as provided in the Agreement (the “Term of Employment”). It is intended that thereafter the terms of Executive's employment shall not be governed by a written employment agreement and that Executive shall be an “at will” employee of the Company. Executive and the Company acknowledge that, during the Term of Employment, Executive's employment with the Company may be terminated at any time, upon written notice to the other party, with or without Cause (as defined in Section 6.3(b) below) or for any or no reason, at the option either of the Company or of Executive. However, as provided in this Agreement, during the Term of Employment Executive may be entitled to severance and other benefits hereunder depending upon the circumstances of his termination of employment.

3.Compensation.

3.1    Salary. During the Term of Employment, the Company shall pay Executive a base salary (“Base Salary”) at the initial annual rate of $800,000. Such Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. During the Term of Employment, the Compensation Committee of the Board (the “Compensation Committee”), in consultation with the Designated Person, shall review Executive's Base Salary in good faith, at least annually, in accordance with the Company's customary procedures and practices regarding the salaries of senior executives, and may adjust Executive's Base Salary following such review. “Base Salary” for all purposes herein shall be deemed to be a reference to the Base Salary in effect as of any date that requires the determination of Executive's Base Salary hereunder.

3.2    Annual Bonus.

(a)In addition to Base Salary, Executive shall, commencing in 2013 and continuing for each calendar year thereafter during the Term of Employment, be eligible to receive an annual cash bonus (the “Bonus”) in accordance with a program developed by the Compensation Committee in consultation with the Designated Person, based on achievement of performance targets established by the Compensation Committee as soon as practicable at or after the beginning of the calendar year to which the performance targets relate. The performance targets for the 2013 Bonus shall be determined before or as soon as practicable after the Commencement Date. Executive's target Bonus opportunity for 2013 and subsequent years will be 100% of his Base Salary, and his maximum Bonus opportunity for each such year will be 200% of his Base Salary; provided, however, that Executive's target and maximum Bonus opportunities for 2013 will be prorated based on the number of business days of 2013 in the period starting on the Commencement Date and ending December 31, 2013 (the “Proration Factor”); and provided, further, that for 2013 (but not for any other year) Executive will be paid a Bonus equal to the greater of (i) his prorated target Bonus opportunity for 2013 based on the Proration Factor and (ii) the prorated Bonus that Executive would have received for 2013 based on actual performance. The Compensation Committee and/or the Designated Person shall review Executive's Bonus opportunity in good faith from time to time in accordance with the Company's customary procedures and practices regarding the bonus opportunities of senior executives and may adjust Executive's Bonus opportunity following such review.

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(b)Executive's Bonus award for any calendar year shall be paid at the time annual bonuses are paid to executive officers for such calendar year in accordance with the Company's policies and practices, but in no event later than March 15 of the calendar year following the later of (i) the calendar year in which the Bonus is earned or (ii) the calendar year in which the Bonus is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations and other guidance in effect thereunder (collectively, “Section 409A”).

3.3    Equity-Based Compensation. Executive shall be eligible to receive annual equity-based compensation awards under the Company's equity incentive plan(s) (the “Long-Term Incentive Awards”). Any such Long-Term Incentive Awards shall be governed by separate written grant agreements and, subject to Section 7(a) hereof, shall have the same terms and conditions as the annual Long-Term Incentive Awards made to the Company's other senior executives. The target opportunity under Executive's annual Long-Term Incentive Award will be 375% of Executive's Base Salary, and the maximum opportunity for any such equity based awards with a variable payment schedule will be 200% of the target units; provided, however, that for 2013 (but not for any other year) Executive will receive Long-Term Incentive Awards, 50% of which shall be performance units and 50% of which shall be stock options on the Company's common stock (“Options”), equal to his prorated target opportunity for 2013 based on the Proration Factor. The Compensation Committee, in consultation with the Designated Person shall review the grant date value of Executive's Long-Term Incentive Awards in good faith from time to time in accordance with the Company's customary procedures and practices regarding the long-term incentive awards of senior executives, and may adjust the grant date value of future Long-Term Incentive Awards to Executive following such review.

3.4    Additional Award. The Company will make a one-time cash payment to Executive of $500,000 (net of withholding) on the first payroll date following the Commencement Date (the “Additional Award”). If Executive's employment terminates within twenty-four (24) months of the Commencement Date other than by reason of (a) death, (b) Disability (as defined in Section 6.4 hereof), (c) termination by the Company without Cause (as defined in Section 6.3(b) hereof) or (d) resignation for Good Reason (as defined in Section 6.2(d) hereof), Executive will repay to the Company an amount equal to the Additional Award multiplied by a fraction whose numerator shall be twenty-four (24) less the number of whole months that have elapsed from the Commencement Date to the date of Executive's termination of employment and whose denominator shall be twenty-four (24), and, under such circumstances, Executive will repay such amount of the Additional Award on the date of his Separation from Service (as defined in Section 6.2(c) below).

3.5    Performance-Based Inducement Equity Award. On the Commencement Date, the Company will make a one-time award of performance-based restricted stock units (“RSUs”) to Executive under the Company's equity incentive plan (the “Plan”) consisting of that number of RSUs determined by dividing $2,000,000 by the closing price of the Company's common stock on the New York Stock Exchange on the Commencement Date (the “Inducement Equity Award”). The RSUs included in the Inducement Equity Award will vest in accordance with the following provisions:

(a)    50% of the RSUs will vest only if total shareholder return (“TSR”) (which measures cumulative stock price appreciation plus dividends) of the Company's common stock for any period of twenty (20) consecutive trading days between the Commencement Date and the fourth anniversary of the Commencement Date exceeds by at least twenty percent (20%) the TSR of the Company's common stock on the Commencement Date; and

(b)    The remaining 50% of the RSUs will vest only if the TSR of the Company's common stock for any period of twenty (20) consecutive trading days between the

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Commencement Date and the fifth anniversary of the Commencement Date exceeds by at least forty percent (40%) the TSR of the Company's common stock on the Commencement Date.

(c)Vesting of the RSUs will also be conditioned on Executive's continued employment with the Company through the fifth anniversary of the Commencement Date; provided, however, that if Executive's employment with the Company terminates by reason of death or Disability, or, in the event that Executive's employment terminates by reason of termination by the Company without Cause or resignation for Good Reason (other than pursuant to Section 6.2(d)(vi) hereof), the RSUs will continue to vest in accordance with their terms, subject to Executive's compliance with the Restrictive Covenant Agreement, as though Executive remained employed with the Company through the fifth anniversary of the Commencement Date; and provided, further, that if Executive's employment terminates by reason of resignation for Good Reason pursuant to Section 6.2(d)(vi) hereof, a prorated portion of the RSUs, based on the period beginning on the Commencement Date and ending on the date of resignation, will continue to vest in accordance with their terms, subject to Executive's compliance with the Restrictive Covenant Agreement, as though Executive remained employed with the Company through the fifth anniversary of the Commencement Date.

Determinations of TSR will be based on the relevant closing prices of the Company's common stock on the New York Stock Exchange. The number of shares of the Company's common stock which may be delivered with respect to RSUs which satisfy the vesting conditions in Section 3.5(c) above will be based on the actual results under the conditions of Sections 3.5(a) and 3.5(b) above, and the terms of the awards. The RSUs which satisfy all of the applicable vesting conditions will be settled by delivery of the corresponding number of shares of the Company's common stock on the first trading day following the fifth anniversary of the Commencement Date, or as soon as administratively possible, but no later than March 15 following the fifth anniversary of the Commencement Date unless the RSUs vest by virtue of Executive's termination of employment by reason of death or Disability, in which case the RSUs will be settled within 30 days following the date of the satisfaction of conditions, if any, under Sections 3.5(a) and 3.5(b) above, but no later than March 15 following the date of such satisfaction of conditions.
3.6    Clawback. If Executive breaches any provision of the Restrictive Covenant Agreement, or if the Company terminates Executive's employment for Cause, the Board may require that he (a) will forfeit any unsettled portion of the Inducement Equity Award, whether or not vested, (b) will repay to the Company the Additional Award previously paid to him and (c) will pay to the Company a cash amount equal to the fair market value of any shares of the Company's common stock previously delivered in settlement of all or any portion of the Inducement Equity Award, with fair market value determined pursuant to the Plan as of the date of such payment.

4.Employee Benefits.

4.1    Employee Benefit Programs, Plans and Practices; Perquisites. During the Term of Employment, the Company shall provide Executive with employee benefits and perquisites on the same terms that it provides such benefits and perquisites to its other senior executives under programs that are in effect and open to new participants on the Commencement Date, including retirement benefits, health and welfare benefits, the Continuation Benefits and Relocation Benefits (as defined in Section 6.2(b)(ii)(B)), directors and officers insurance and/or an indemnification agreement that covers claims arising out of actions or inactions occurring during Executive's employment with the Company, and other employee benefits and perquisites which the Company may make available to its senior executives from time to time in its discretion on and after the Commencement Date. Executive's rights, if any, under any employee benefit plans or programs of the Company as of the Commencement Date shall continue in accordance with plan or program terms as in effect at any given time. Notwithstanding the foregoing, the

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Company shall have the right to amend or terminate any employee benefit plan or program and any perquisites; and provided, further, that any rights of Executive to security arrangements or to the use of aircraft owned or chartered by the Company for non-business use shall be limited to the same rights that are extended to senior executives other than the Chairman and Chief Executive Officer.

4.2    Relocation. Executive will relocate his and his family's principal residence to St. Louis, Missouri or the surrounding region no later than December 31, 2014. Executive will receive the standard Company relocation package in accordance with the Company's relocation policy. To the extent not covered by the relocation policy, Executive shall be entitled, in addition, to an allowance of up to $3,500 per month for twelve (12) months beginning with the Commencement Date for the rental of a furnished apartment in the St. Louis, Missouri or the surrounding region.

4.3    Vacation. Executive shall be entitled to five (5) weeks of paid vacation in each calendar year and Company-designated holidays, which shall be taken at such times as are consistent with Executive's responsibilities hereunder; provided, however, that Executive's vacation for 2013 will be prorated based on the Proration Factor.

4.4    Tax Assistance. For the period of time that Executive's international relocation has a dual taxation impact, but no longer than five (5) years from the Commencement Date, the Company shall provide Executive with reasonable assistance in preparation of his annual tax returns. These services will be provided through a financial services firm designated by the Company.

5.Expenses. Subject to prevailing Company policy or guidelines, the Company will reimburse Executive for all reasonable expenses incurred by Executive in carrying out his duties on behalf of the Company, provided that payment or reimbursement of expenses shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, the amount of such expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year and no such right to payment or reimbursement shall be subject to liquidation or exchange for another benefit.

6.Termination of Employment.

6.1    Termination of Employment for Any Reason. Except as otherwise specifically provided in this Agreement, the Company or Executive may terminate Executive's employment during the Term of Employment at any time for any reason by written notice to the other party at least thirty (30) days in advance of the date of termination of Executive's employment. In the event of a termination of Executive's employment for any reason during the Term of Employment, the Company shall pay to Executive:

(a)within five (5) business days following the date of termination of Executive's employment, a lump sum that includes: (i) Executive's Base Salary earned on or prior to the date of such termination but not yet paid to Executive in accordance with the Company's customary procedures and practices for the payment of executive salaries; and (ii) any vacation time accrued but unused as of the date of such termination; and

(b)(i) any benefits accrued and vested under any of the Company's employee benefit programs, plans and practices on or prior to the date of termination of Executive's employment; and (ii) any business expenses incurred by Executive and properly submitted for reimbursement, but not yet reimbursed by the Company under Section 5 above as of the date of such termination.

EXECUTION VERSION

The amounts described in (a) and (b) above are collectively referred to herein as the “Accrued Obligations” and shall be paid in accordance with the terms of such Company programs, plans and practices. The Accrued Obligations shall be paid in addition to any amounts payable under any other provision of this Section 6 due to the termination of Executive's employment. Any business expenses incurred by Executive before his employment termination date and properly submitted for reimbursement before or within ninety (90) days after the employment termination date shall be processed and paid in accordance with Section 5, and, to the extent administratively feasible, within five (5) business days after the receipt of the documentation supporting the request for reimbursement.

6.2    Termination by the Company without Cause or Termination by Executive for Good Reason.

(a)    Notice Requirements.

(i)General. Except as otherwise provided in paragraph (ii) below with respect to a Good Reason termination, the Company or Executive may terminate Executive's employment during the Term of Employment at any time for any reason by written notice to the other party at least thirty (30) days in advance of the date of termination of Executive's employment.

(ii)Good Reason Notice Requirements and Cure Period. If Executive terminates his employment during the Term of Employment for Good Reason (as defined in Section 6.2(d) hereof), Executive shall provide written notice to the Company at least forty-five (45) days in advance of the date of termination, such notice shall describe the conduct Executive believes to constitute Good Reason and the Company shall have the opportunity to cure the Good Reason within thirty (30) days after receiving such notice. If the Company cures the conduct that is the basis for the potential termination for Good Reason within such thirty (30) day period, Executive's notice of termination shall be deemed withdrawn. If Executive does not give notice to the Company as described in this Section 6.2(a)(ii) within ninety (90) days after an event giving rise to Good Reason, Executive's right to claim Good Reason termination on the basis of such event shall be deemed waived.

(b)    Severance Benefits.

(i)    Severance Payment. If Executive's employment is terminated during the Term of Employment by Executive for Good Reason (as defined in Section 6.2(d) hereof) or by the Company for a reason other than Cause (as defined in Section 6.3(b) hereof), the Company, as severance, shall pay to Executive an amount (the “Severance Payment”) equal to the total of:

(A)two (2) times Executive's Base Salary on the date of Executive's Separation from Service (except as provided in Section 6.2(d)); plus

(B)an additional amount equal to two (2) times Executive's Reference Bonus. As used herein, Executive's “Reference Bonus” means (I) the average of the actual Bonus awards paid to Executive by the Company for the three (3) calendar years preceding the date of Executive's employment termination; or (II) if Executive has not been employed long enough to have been paid a Bonus for three (3) calendar years preceding the date of his employment termination, the average of the actual Bonus awards paid to Executive by the

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Company for the two (2) calendar years preceding the date of Executive's employment termination; or (III) if Executive has not been employed long enough to have been paid a Bonus for two (2) calendar years preceding the date of his employment termination, his actual Bonus for the one (1) calendar year preceding the date of Executive's employment termination; or (IV) if Executive's employment terminates before he has been paid a Bonus for 2014, his actual Bonus earned for 2013 on an annualized basis; or (V) if Executive's employment terminates before he has been paid a Bonus for 2013, his actual Bonus earned for 2013 in accordance with Section 3.2(a)); provided, however, that the Reference Bonus will include any previously earned but unpaid Bonus amounts for any year included in the determination of the Reference Bonus; plus

(C)an additional amount equal to two (2) times six percent (6%) of Executive's Base Salary on the date of Executive's Separation from Service (except as provided in Section 6.2(d)) (to compensate Executive for Company contributions he otherwise might have received under the Company's retirement plan).

The Company shall pay to Executive (x) one-quarter (¼) of such Severance Payment in a lump sum payment on the earlier to occur of Executive's death or the first business day immediately following the six (6) month anniversary of Executive's Separation from Service (as defined in Section 6.2(c) below) and (y) the remaining three quarters (¾) of the Severance Payment in eighteen (18) substantially equal monthly payments beginning on the first day of the month next following the initial lump sum payment. Notwithstanding the foregoing, Executive shall only be entitled to receive the Severance Payment to the extent that he shall execute and deliver (and, if applicable, not revoke) a release of claims against the Company (and its officers, directors, employees, affiliates, stockholders, etc.) in a form satisfactory to the Company in the Company's sole discretion (the “Release”), and such shall be in full force and effect. Nothing in the Release will modify or affect any rights that Executive has to be indemnified and held harmless for any acts or omissions to act as an employee of the Company under any indemnification policies or other agreement of the Company or of any other party, as in effect at any time and from time to time, or under applicable law. Excluded from the Release shall be any claims that cannot be waived by law, including, but not limited to, the right to participate in an investigation conducted by certain government agencies.
The form of Release shall be delivered to Executive by the Company at the time of, or within fifteen days (15) days after, Executive's Separation from Service. From the date of delivery of the form of Release to Executive by the Company, Executive shall have a minimum of twenty-one (21) and a maximum of forty-five (45) days, as set forth therein, to review and execute the Release and deliver it to the Company. If required by law in order for the Release to become fully effective, Executive shall be given the opportunity to revoke all or a portion the Release within seven (7) days after execution and delivery thereof. Should Executive revoke all or any portion of the Release within any such revocation period, then Executive will be treated hereunder as if he did not execute the Release.
(ii)    Unpaid Bonus, Prorated Bonus, Continuation Benefits and Relocation Benefits. In addition, if Executive's employment is terminated during the Term of Employment by Executive for Good Reason (as defined in Section 6.2(d) hereof) or by

EXECUTION VERSION

the Company for a reason other than Cause (as defined in Section 6.3(b) hereof), the following provisions shall apply:

(A)    Unpaid Bonus and Prorated Bonus. The Company shall pay to Executive (I) any unpaid Bonus earned by Executive with respect to the fiscal year immediately preceding the calendar year of termination, if any, and (II) a prorated bonus (the “Prorated Bonus”) for the fiscal year of termination of Executive's employment, calculated as the Bonus Executive would have received in such year based on actual performance multiplied by a fraction, the numerator of which is the number of business days during the calendar year of termination that Executive was employed and the denominator of which is the total number of business days during the calendar year of termination. The unpaid Bonus and the Prorated Bonus shall be payable when annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year following the later of (1) the calendar year in which the Bonus is earned or (2) the calendar year in which the Bonus is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A.

(B)    Continuation Benefits; Relocation Benefits. Executive shall be entitled to continuation of group health coverage (including medical, dental, and vision benefits, to the extent permitted under the applicable plan), and the health care flexible spending account (to the extent required to comply with COBRA continuation coverage requirements) (collectively, the “Continuation Benefits”) in accordance with the applicable plan terms for a period of up to eighteen (18) months following the date of Executive's Separation from Service (the “Benefit Continuation Period”); provided, however, that Executive pays the full cost of his coverage under such plans, except that Executive shall pay only the required contributions for any health care continuation coverage required to be provided to or on behalf of Executive under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), on the same basis as any other plan participant electing similar COBRA continuation coverage under the Company health plan; and provided, further, that any such coverage shall terminate to the extent that Executive is offered or obtains comparable benefits from any other employer during the Benefit Continuation Period. Executive shall be reimbursed by the Company, on an after-tax basis, for his cost of the Continuation Benefits (except that the reimbursement for his required contributions for COBRA health care continuation coverage shall be reduced by an amount equal to the cost paid by an active employee for similar coverage under the Company health plan). Executive shall also be provided relocation benefits back to Australia for himself and his family in accordance with the Company's International Relocation Policy as in effect from time to time (the “Relocation Benefits”). The amount of expenses eligible for reimbursement, Continuation Benefits or Relocation Benefits provided during one calendar year shall not affect the expenses eligible for reimbursement or amount of Continuation Benefits or Relocation Benefits provided during a subsequent calendar year (except with respect to health plan maximums imposed on the reimbursement of expenses referred to in Code Section 105(b)), the right to reimbursement or Continuation Benefits or Relocation Benefits may not be exchanged or substituted for other forms of compensation to Executive, and any reimbursement or payment under the Continuation Benefits or Relocation Benefits arrangements will be paid in accordance with applicable plan terms and

EXECUTION VERSION

no later than the last day of the calendar year following the calendar year in which Executive incurred the expense giving rise to such reimbursement or payment.

(iii)Forfeiture and Repayment. Notwithstanding the foregoing, if Executive breaches any provision of the Restrictive Covenant Agreement, the Board may require that the remaining balances of the Severance Payment, the Prorated Bonus, and any Continuation Benefits or Relocation Benefits not required by law shall be forfeited, and Executive will repay to the Company any portion of the Severance Payment, the Prorated Bonus and any reimbursement for Continuation Benefits or Relocation Benefits not required by law previously paid to him.

(c)Separation from Service. For purposes of this Agreement, the term “Separation from Service” means a “separation from service” as such term is defined under Section 409A. The terms “terminate,” “termination,” “termination of employment,” and variations thereof, when used in this Agreement in connection with Executive's employment, are intended to mean a termination of employment that constitutes a Separation from Service. For purposes of the determination of whether Executive has had a “separation from service” as described under Section 409A, the terms “Company,” “employer” and “service recipient” mean Peabody Energy Corporation and any affiliate with which Peabody Energy Corporation would be considered a single employer under Code Section 414(b) or (c), provided that, in applying Code Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2. In addition, where the use of a definition of “Company,” “employer” or “service recipient” for purposes of determining a “separation from service” is based upon legitimate business criteria, in applying Code Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

(d)Good Reason. For purposes of this Agreement, the term “Good Reason” means:

(i)a reduction, other than a reduction that generally affects all similarly-situated executives and does not exceed ten percent (10%) in one year or twenty percent (20%) in the aggregate over three (3) consecutive years, by the Company in Executive's Base Salary from that in effect immediately prior to the reduction (in which event the Severance Payment shall be calculated based on Executive's Base Salary in effect immediately prior to any such reduction);

(ii)a material reduction, other than a reduction that generally affects all similarly-situated executives, by the Company in Executive's Bonus opportunity and maximum Bonus opportunity from those in effect immediately prior to any such reduction (in which event any portion of the Severance Payment that relates to Bonus

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Awards shall be calculated based on the Bonus in effect immediately prior to any such reduction);

(iii)relocation of Executive's primary office by more than 50 miles from the location of Executive's primary office as of the date of this Agreement;

(iv)any material diminution or material adverse change in Executive's duties or responsibilities as they exist as of the Commencement Date;

(v)a failure on the part of the Company to obtain a written assumption of its obligations under this Agreement by a successor owner of substantially all of the Company's assets in connection with a merger, consolidation, asset sale, liquidation, combination or other similar transaction; or

(vi)the appointment of any person other than Executive as the Company's chief executive officer on a non-interim basis immediately following the resignation or termination of the person serving as the chief executive officer of the Company as of the date hereof.

6.3    Voluntary Termination by Executive; Discharge for Cause.

(a)    In the event that Executive's employment is terminated (i) by the Company for Cause, as hereinafter defined, in which event no advance written notice is required, or (ii) by Executive for a reason other than Good Reason, Disability or death, the Company shall pay to Executive only the Accrued Obligations. Executive's termination of employment shall be considered to have been a termination by the Company for Cause if, following the termination of Executive's employment, the Company determines that Executive's employment could have been terminated for Cause (and for these purposes, “Cause” will be determined without giving consideration to any “cure” period included in the definition of “Cause”). If such determination is made within two (2) years following Executive's termination of employment, the Company reserves the right to recoup any Severance Payment paid to Executive.

(b)    As used herein, the term “Cause” means:

(i)    any material and uncorrected breach by Executive of the terms of this Agreement, including, but not limited to, engaging in action in violation of the Restrictive Covenant Agreement;

(ii)    any willful fraud or dishonesty of Executive that can reasonably be expected to have a detrimental effect on (A) the reputation or business of the Company or any of its subsidiaries or affiliates or (B) Executive's reputation or performance of his duties to the Company or any of its subsidiaries or affiliates;

(iii)    a willful refusal or failure of Executive to comply with the lawful instructions of Executive's supervisor or with the Company's Code of Business Conduct and Ethics, the Company's Anti-Corruption and Bribery policy or any other material corporate policy of the Company;

(iv)    Executive's willful or repeated failure to meet documented performance objectives or to perform his duties or to follow reasonable and lawful directives of the Board or the Designated Person (other than due to death or Disability);

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(v)    Executive's conviction of, or plea of nolo contendere to:

(A)any felony; or

(B)any other criminal charge that may reasonably expected to have a material detrimental effect on the reputation or business of the Company or any of its subsidiaries or affiliates; or

(vi)    Executive's willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to Executive's employment with the Company, after being instructed to cooperate by the Designated Person, or the willful destruction of or willful failure to preserve documents or other material known to be relevant to any such investigation;

provided that with respect to clause (i), (iii), or (iv) above, Executive shall have fifteen (15) days following written notice of the conduct which is the basis for the potential termination for Cause within which to cure such conduct, to the extent it can be cured, to prevent termination for Cause by the Company. If Executive cures the conduct that is the basis for the potential termination for Cause within such ten (10) day period, the Company's notice of termination shall be deemed withdrawn. Except for violations of the Restrictive Covenant Agreement or termination under Section 6.3(b)(v) above, only actions, conduct and events occurring while Executive is employed by the Company shall be the subject of a termination for Cause.
6.4    Disability.

(a)    In the event of Executive's Disability (as defined in (b) below), the Company may terminate Executive's employment upon written notice to Executive (or Executive's personal representative, if applicable) effective upon the date of receipt thereof. The Company shall pay to Executive (i) the Accrued Obligations as provided in Section 6.1 hereof and (ii) any unpaid Bonus earned by Executive with respect to the year immediately preceding the year of termination and the Prorated Bonus, with such bonuses to be paid when annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which Executive's employment terminated.

(b)    The term “Disability,” for purposes of this Agreement, generally shall mean Executive's absence from the full-time performance of Executive's duties pursuant to a reasonable determination made in accordance with the Company's long-term disability plan that Executive is disabled and entitled to long-term disability benefits as a result of incapacity due to physical or mental illness that lasts, or is reasonably expected to last, for at least six (6) months.

6.5    Death. In the event of Executive's death during the Term of Employment or at any time thereafter while payments are still owing to Executive under the terms of this Agreement, the Company shall pay to Executive's beneficiary(ies) (to the extent so designated by Executive) or his estate (to the extent that no such beneficiary has been designated) (a) the Accrued Obligations as provided in Section 6.1 hereof and (b) any unpaid Bonus earned by Executive with respect to the calendar year immediately preceding the calendar year of termination and the Prorated Bonus, with such bonuses to be paid when annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which Executive's employment terminated.

6.6    Participation in Plans. After the end of the Term of Employment, Executive shall be eligible to participate in the Company's Executive Severance Plan, which is expected to be adopted

EXECUTION VERSION

before the end of 2013, and the Company's International Relocation Policy, in each case in accordance with the terms then in effect; provided, however, that the definition of Good Reason set forth in the Executive Severance Plan shall be deemed to include Section 6.2(d)(vi) hereof for a period of two (2) years following the end of the Term of Employment.

6.7    No Further Notice or Compensation or Damages. Executive understands and agrees that he shall not be entitled to any further notice, compensation or damages upon termination of employment under this Agreement, other than those specified in Section 4, this Section 6, any ancillary documents or any plan, program or arrangement of the Company.

6.8    Executive's Duty to Provide Materials. Upon the termination of Executive's employment for any reason, Executive or his estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Executive's possession or under his control, including, without limitation, any “soft” copies or computerized or electronic versions thereof.

7.Change in Control.

(a)No Single Trigger Vesting or Benefits. None of the equity awards or other benefits or entitlements provided for in this Agreement (including without limitation Executive's rights to the Severance Payment) will vest or become payable solely as the result of a change in control of the Company (whether as defined in the Plan or under any other definition).

(b)Payments Subject to Excise Tax. If Executive becomes entitled to any payment, benefit or distribution (or combination thereof) by the Company, any affiliated company, or one or more trusts established by the Company for the benefit of its employees, whether paid or payable pursuant to this Agreement or any other plan, arrangement or agreement with the Company or any affiliated company (the “Payments”), which are or are reasonably expected to become subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), the aggregate Payments shall be reduced (using a method that complies with Section 409A) to the safe harbor amount under Code Section 280G if the value of Executive's net after-tax benefit as a result of the reduction would exceed the value of the net after-tax benefit if such reduction were not made and Executive paid the Excise Tax. In no event will Executive be entitled to reimbursement for or any “gross up” of any Excise Tax that he is required to pay.

(c)Calculations. All determinations required to be made under this Section 7, including whether or when an Excise Tax is triggered, the expected Excise Tax amount and the assumptions to be utilized in arriving at such a determination, shall be made by a nationally recognized certified public accounting firm designated by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations to both the Company and Executive within thirty (30) business days after the receipt of notice that Payments are expected to become payable, or such earlier time as is required by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, or that the amount of the Excise Tax is such that the Payments should be reduced as described in paragraph (a) above, it shall so indicate to the Company and Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive. The reasonable costs of the Accounting Firm shall be paid by the Company.

8.Notices. All notices or communications hereunder shall be in writing, addressed to the Designated Person of the Company as follows:

EXECUTION VERSION

To the Company:
Peabody Energy Corporation
701 Market Street, Suite 1400
St. Louis, Missouri 63101-1826
To Executive at the most recent address set forth in the Company's personnel records.
Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of sending shall constitute the time at which notice was given. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to Executive may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of Executive, and Executive hereby consents to receive such notice by electronic delivery; notices sent electronically will be deemed given on the day sent. To the extent permitted in an electronically delivered notice described in the previous sentence, Executive shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.
9.Severability. If any provision of this Agreement is declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

10.Assignment. Neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement, in writing, to any successor (whether by merger, consolidation, asset sale, purchase, spin-off, public offering, liquidation, combination or other similar transaction) to all or substantially all of the stock, assets or businesses of the Company. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the heirs and representatives of Executive and the permitted assigns and successors of the Company.

11.Amendment; Waiver. This Agreement may be amended only by written agreement of the parties hereto; provided, however, that the Company may amend the provisions of this Agreement as required by law. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

12.Code Section 409A Compliance.

12.1    This Agreement is intended to comply with Section 409A and shall, to the extent practicable, be construed in accordance therewith. Accordingly, notwithstanding anything in this Agreement to the contrary, if the Company determines that Executive is a “specified employee” (as defined in Code Section 409A(a)(2)(B)(i)) at the time of his Separation from Service and any amount payable to Executive under this Agreement is a deferral of compensation subject to the additional tax described in Code Section 409A(a)(1)(B) and would be considered a payment upon Executive's Separation from Service, then such amount shall not be paid before the date that is the earlier of (a) six (6) months and one (1) day after Executive's Separation from Service or (b) Executive's death (the “Delay Period”). Upon the expiration of the Delay Period, the initial payment following the Delay Period shall include a lump sum payment equal to those payments that otherwise would have been paid if the delay

EXECUTION VERSION

had not applied, and any remaining payments due shall be payable in accordance with their original payment schedule.

12.2    If either party to this Agreement reasonably determines that any amount payable pursuant to this Agreement would result in adverse tax consequences under Section 409A (including, but not limited to, the additional tax described in Code Section 409A(a)(1)(B)), then such party shall deliver written notice of such determination to the other party, and the parties hereby agree to work in good faith to amend this Agreement so it (a) is exempt from, or compliant with, the requirements of Section 409A, if possible and (b) preserves as nearly as possible the original intent and economic effect of the affected provisions.

13.Mitigation and Offset. Executive's right to severance pursuant to Section 6.2(b) of this Agreement is not subject to any requirement that Executive seek other employment or otherwise attempt in any way to reduce any amounts payable to him. Further, the amount payable to Executive shall not be reduced by any compensation or income earned by Executive as the result of employment by another employer or self-employment, including retirement benefits.

14.Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

15.Share Ownership Requirements. Executive will be subject to the Company's executive share ownership requirements. These requirements are subject to review by the Compensation Committee from time to time, and currently require that, within five years, an executive in the position of Chief Operating Officer must hold Company shares with a value of three times his base salary. Executive will also be subject to the Company's trading policy applicable to Company executives, which requires Executive to provide advance notice to, and obtain preapproval from, the Company's legal department should he intend to exercise Options, or buy or sell Company shares, and provide the detail of any proposed transaction. Executives are not permitted to enter into “hedging” transactions (such as puts, calls, straddles, or collar transactions) relating to Company securities, nor may they pledge any of their Company securities as collateral for a loan.

16.Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement (other than an action to enforce the covenants in the Restrictive Covenant Agreement) or any ancillary documents shall be resolved by arbitration in St. Louis, Missouri, and judgment on the award by the arbitrator may be entered in any court having jurisdiction over the parties or their assets. Such award will be final and binding on the parties. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association (AAA). Except as may be required by law or the rules of any applicable stock exchange, the parties shall preserve the confidentiality of all aspects of the arbitration, including any discovery conducted and all documents filed with the AAA. With regard to any claims for breach of contract, the AAA's Commercial Arbitration Rules shall apply. Nothing in this provision shall prevent any party from seeking interim measures, including but not limited to equitable relief, from any court having jurisdiction.

Three arbitrators shall be selected. The Company shall designate one arbitrator and Executive shall designate one arbitrator. The third arbitrator shall be jointly designated by the Company and Executive. Each party shall pay its own respective attorneys' fees. If this Section 16 conflicts with the AAA Rules, the provisions of this Section 16 will apply.

EXECUTION VERSION

Notwithstanding anything in this Section 16 to the contrary, payments made under this Section 16 that are provided during one calendar year shall not affect the amount of such payments provided during a subsequent calendar year. Payments under this Section 16 may not be exchanged or substituted for other forms of compensation to Executive, and any such payment will be paid within sixty (60) days after Executive prevails, but in no event later than the last day of Executive's taxable year following the taxable year in which he incurred the expense giving rise to such payment.
17.Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Missouri, without reference to rules relating to conflicts of law.

18.Effect on Prior Agreements. This Agreement and any ancillary documents contain the entire understanding between the parties hereto and this Agreement supersedes in all respects any prior or other agreement or understanding, written or oral, between the Company, any affiliate of the Company or any predecessor of the Company or affiliate of the Company and Executive.

19.Withholding. The Company shall be entitled to withhold from payments to or on behalf of Executive any amount of tax withholding required by law.

20.Currency. All dollar amounts or references contained in this Agreement and any ancillary document refer to the United States dollar.

21.Survival. Notwithstanding Executive's Separation from Service, the applicable provisions of this Agreement (such as Section 3.6, Section 4.4, Sections 5 through 22, and the Restrictive Covenant Agreement) shall remain in effect as long as is reasonably necessary to give effect thereto in accordance with the terms hereof.

22.Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

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EXECUTION VERSION

PEABODY ENERGY CORPORATION

By: /s/ Gregory H.Boyce
Name: Gregory H. Boyce
Title: Chairman & CEO
Date: August 21, 2013

EXECUTIVE
/s/ Glenn L. Kellow
Glenn L. Kellow
Date: August 21, 2013

EXECUTION VERSION

ANNEX A
RESTRICTIVE COVENANT AGREEMENT
This Agreement dated ______________ is by and between Peabody Energy Corporation, a Delaware corporation (the “Company”), and [___________] (“Executive”).
WHEREAS, Executive has accepted employment in a senior position with the Company; and
WHEREAS, the Company deems it essential to the protection of its confidential information and competitive standing in its market to have its senior leadership have reasonable restrictive covenants in place; and
WHEREAS, Executive agrees and acknowledges that the Company has a legitimate interest to protect its confidential information and competitive standing; and
NOW THEREFORE, in consideration for the provisions stated below, and intending to be legally bond thereby, the parties agree as follows.
1.Executive has been informed and is aware that the execution of this Agreement is a necessary term and condition of the Employee's employment, or continued employment.

2.While employed by the Company and at all times thereafter, Executive will not, directly or indirectly, use for himself or use for, or disclose to, any party other than the Company, or any subsidiary of the Company (other than in the ordinary course of Executive's duties for the benefit of the Company or any subsidiary of the Company), any secret or confidential information regarding the business or property of the Company or its subsidiaries or regarding any secret or confidential apparatus, process, system, or other method at any time used, developed, acquired, discovered or investigated by or for the Company or its subsidiaries, whether or not developed, acquired, discovered or investigated by Executive. At the termination of Executive's employment or at any other time the Company or any of its subsidiaries may request, Executive shall promptly deliver to the Company all memoranda, notes, records, plats, sketches, plans or other documents (including, without limitation, any “soft” copies or computerized or electronic versions thereof) made by, compiled by, delivered to, or otherwise acquired by Executive concerning the business or properties of the Company or its subsidiaries or any secret or confidential product, apparatus or process used developed, acquired or investigated by the Company or its subsidiaries.

3.In consideration of the Company's obligations under this Agreement, Executive agrees that while employed by the Company and (a) for a period of one (1) year thereafter, without the prior written consent of the Board of Directors of the Company (the “Board”), he shall not, directly or indirectly, as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any entity which is in competition with the business of the Company or its subsidiaries; and (b) for a period of two (2) years thereafter, without the prior written consent of the Board, he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, (i) solicit or offer employment to or hire any person who is or has been employed by the Company or its subsidiaries at any time during the twelve (12) months immediately preceding such solicitation or (ii) solicit or entice away or in any manner attempt to

EXECUTION VERSION

persuade any client, vendor, business partner, customer or prospective customer of the Company to discontinue or diminish his, her or its relationship or prospective relationship with the Company or to otherwise provide his, her or its business to any corporation, partnership or other business entity which engages in any line of business in which the Company is engaged (other than the Company).

4.For purposes of this Restrictive Covenant Agreement, an entity shall be deemed to be in competition with the Company if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company or its subsidiaries as a part of the business of the Company or its subsidiaries within the same geographic area in which the Company or its subsidiaries effects such sales or dealings or renders such services. Notwithstanding this paragraph 4 or paragraph 7, nothing herein shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided that no such investment in the equity securities of an entity with publicly traded equity securities may exceed one percent (1%) of the equity of such entity, and no such investment in any other entity may exceed five percent (5%) of the equity of such entity, without the prior written approval of the Board.

5.Executive agrees that he will not at any time make, directly or indirectly, any negative, derogatory, disparaging or defamatory comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/Internet format or any other medium) that concerns directly or indirectly the Company its business or operations, or any of its current or former agents, employees, officers, directors, customers or clients.

6.Upon the termination of Executive's employment for any reason, Executive or his estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Executive's possession or under his control, including, without limitation, any “soft” copies or computerized or electronic versions thereof.

7.Executive agrees that the covenant not to compete, the covenants not to solicit and the covenant not to make disparaging comments are reasonable under the circumstances and will not interfere with his ability to earn a living or otherwise to meet his financial obligations. Executive and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant which appear unreasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Restrictive Covenant Agreement would irreparably injure the Company. Accordingly, Executive agrees that, in the event that a court enjoins Executive from any activity prohibited by this Restrictive Covenant Agreement, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required under his employment agreement with the Company (if any) and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

EXECUTION VERSION

8.Executive acknowledges and agrees that cash and equity incentive compensation paid in connection with this employment shall be subject to cancellation and recoupment by the Company, and shall be repaid by Executive to the Company, to the extent required by law, regulation or listing requirement, or by any Company policy adopted pursuant thereto.

9.No waiver or modification of all or any part of this Agreement will be effective unless set forth in a written document signed by both the Company and Executive expressly indicating their intention to waive or modify the specified provisions of this Agreement. If the Company chooses not to enforce its rights in the event Executive breaches some or all of the terms of this Agreement, the Company's rights with respect to any such breach shall not be considered a waiver of a future breach by Executive of this Agreement, regardless of whether the breach is of a similar nature or not.

10.This Agreement accurately sets forth and entirely sets forth the understandings reached between Executive and the Company with respect to the matters treated herein. If there are any prior written or oral understandings or agreements pertaining to the subject matter addressed in this Agreement, they are specifically superseded by this Agreement and have no effect. This Agreement is binding on Executive and the Company, and our respective successors, assigns and representatives.

11.This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Missouri, without reference to rules relating to conflicts of law.

IN WITNESS WHEREOF, and the Company and Executive have executed this Agreement on the date(s) noted next to their respective signatures.

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EXECUTION VERSION

PEABODY ENERGY CORPORATION

By:________________________________
Name:
Title:
Date:

EXECUTIVE
___________________________________
[    ]
Date: